Exhibit 99.1

U.S Food and Drug Administration Clears PositiveID’s iglucose System for Diabetes Management iglucose is a first-of-its-kind wireless communication system for diabetes management

PositiveID to begin commercialization efforts in first quarter 2012

DELRAY BEACH, Fla., Nov. 16, 2011 -- PositiveID Corporation ("PositiveID" or "Company") (OTCBB: PSID), a developer of medical technologies for diabetes management and clinical diagnostics, announced today it has received clearance from the U.S. Food and Drug Administration (“FDA”) for its iglucose™ mobile health system for diabetes management. iglucose uses mobile technology to revolutionize the way individuals with diabetes manage their condition. By seamlessly communicating glucose readings from data-capable glucometers to the iglucose diabetes management portal, this important data can be shared with family members, caregivers and healthcare professionals. This makes it possible to improve care in a cost-effective manner and help loved ones manage their diabetes.

William J. Caragol, Chief Executive Officer of PositiveID stated, "iglucose is a safe, flexible, convenient, cost-effective and straightforward solution that we believe will revolutionize the way people with diabetes manage their condition. iglucose represents an opportunity to help decrease costs to our healthcare system by helping to improve disease management and patient compliance. This FDA clearance is an important validation of our product offering for PositiveID and we will work diligently to make iglucose available to everyone affected by diabetes in the near future.”

PositiveID believes that marketplace adoption for iglucose will be led by healthcare insurers and home-healthcare providers.  The business model in this market will begin with initial roll-outs, followed by an evaluation period, and leading to broad scale adoption within the patient base.  Over the coming months, PositiveID expects to launch initial roll-outs with several partners that it believes can lead to large orders of iglucose. PositiveID already has the wireless infrastructure in place through partnerships with AT&T in the U.S. and Rogers Communications in Canada, and will look to add additional wireless partners.

For years the American Diabetes Association and U.S. Centers for Disease Control and Prevention (“CDC”) have recommended that individuals with diabetes self-monitor and take a record of their glucose readings to their healthcare professionals.  An American Association of Diabetes Educators (“AADE”) positioning statement revealed that self-monitoring is the best way for people with diabetes, as well as healthcare professionals, to assess the ongoing efficacy of all aspects of the diabetes management regimen, including medication and patient behavior. The problem is that most people do not keep consistent and accurate logbooks. iglucose eliminates the burden of keeping manual logbooks and empowers individuals with diabetes to be more engaged in the self-management of their condition. iglucose uses mobile technology to seamlessly communicate blood glucose readings from an individual’s data-capable glucometer to the iglucose diabetes management portal, where, with the user’s consent, glucose readings can be shared automatically with family members, caregivers and healthcare professionals via text message, email or fax. iglucose does not require the use of a cell phone or a wireless plan.

The iglucose system collects and transmits stored data from a variety of FDA cleared blood glucose meters such as the LifeScan® OneTouch®, marketed by Johnson & Johnson, and Nipro Diagnostic™ True™ monitoring systems to a secure database via wireless cellular technology. A wireless data plan is not required. The Company is continually adding to this list of supported glucose meters.

PositiveID surveyed healthcare professionals at the AADE annual conference regarding the Company’s iglucose mobile health communication system to facilitate diabetes management and survey results showed 83 percent of diabetes educators believe using iglucose would improve patient outcomes; 82 percent of diabetes educators believe using iglucose would improve patient consults; and 76 percent of diabetes educators would recommend iglucose to their patients. More than 25 million children and adults in the U.S. have diabetes, or over 8 percent of the population, according to the 2011 National Diabetes Fact Sheet.  The CDC predicts that nearly 30 percent of children born after the year 2000 will develop diabetes. Worldwide, the number of adults with diabetes has doubled over the last three decades to nearly 350 million and increased nearly three-fold in the U.S., according to a study published in the British journal Lancet.  The lifetime risk of developing diabetes for those born in the year 2000 is 35 percent. The total cost of diagnosed diabetes in the U.S. is estimated at $200 billion.

For more information on iglucose, please visit www.iglucose.com.

About PositiveID Corporation

PositiveID Corporation, based in Delray Beach, Florida, is a technology development company with two divisions: HealthID and MicroFluidic Systems. HealthID develops unique medical devices, focused primarily on diabetes management, and MicroFluidic Systems develops molecular diagnostic systems, focused primarily on bio-threat detection products. For more information on PositiveID, please visit www.PositiveIDCorp.com.

Statements about PositiveID's future expectations, including the likelihood that iglucose makes it possible to improve care in a cost-effective manner and help loved ones manage their diabetes; the likelihood that iglucose is a safe, flexible, convenient, cost-effective and straightforward solution for people with diabetes to revolutionize the way they manage their condition; the likelihood that iglucose represents an opportunity to help decrease costs to our healthcare system by helping to improve disease management and patient compliance; the likelihood that this FDA clearance is an important validation of the Company’s product offering and the Company will work diligently to successfully make iglucose available to everyone affected by diabetes in the near future; the likelihood that the marketplace adoption for iglucose will be led by healthcare insurers and home-healthcare providers; the likelihood that the business model in this market will begin with initial roll-outs, followed by an evaluation period, and leading to broad scale adoption within the patient base; the likelihood that over the coming months, the Company will launch initial roll-outs with several partners that can lead to large orders of iglucose; the likelihood that PositiveID has the wireless infrastructure in place through partnerships with AT&T in the U.S. and Rogers Communications in Canada and will look to add additional wireless partners; the likelihood that iglucose eliminates the burden of keeping manual logbooks and empowers individuals with diabetes to be more engaged in the self-management of their condition; the likelihood that the Company is continually adding to this list of supported glucose meters; the likelihood that diabetes educators believe using iglucose would improve patient outcomes; the likelihood that diabetes educators believe using iglucose would improve patient consults; the likelihood that diabetes educators would recommend iglucose to their patients; the likelihood that nearly 30 percent of children born after the year 2000 will develop diabetes.; the likelihood that the lifetime risk of developing diabetes for those born in the year 2000 is 35 percent; the likelihood that the total cost of diagnosed diabetes in the U.S. is $200 billion; and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and PositiveID's actual results could differ materially from expected results. These risks and uncertainties include PositiveID's ability to successfully commercialize iglucose and receive insurance reimbursement; as well as certain other risks. Additional information about these and other factors that could affect the Company's business is set forth in the Company's various filings with the Securities and Exchange Commission, including those set forth in the Company's 10-K filed on March 25, 2011, and 10-Qs filed on May 13, 2011, August 15, 2011, and November 14, 2011, under the caption "Risk Factors." The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:
Allison Tomek
PositiveID Corporation
561-805-8000
atomek@positiveidcorp.com